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                               December 15, 1997

To Our Stockholders:

     Presumably, you have already received a proxy statement and a proxy card relating to the formation of AXYS Pharmaceuticals Inc. through the merger of Sequana Therapeutics and Arris Pharmaceutical. At the time that information was mailed, we had not completed the selection of members of the Board of Directors of AXYS. I am pleased to report to you that a new board has been designated, consisting of nine highly respected individuals, each representing noteworthy accomplishments in business, science and in public administration. Working closely with Irwin Lerner, chairman of Sequana's board, we have determined that the board will consist of the following individuals:

     - Brook Byers, General Partner, Kleiner Perkins Caufield & Byers;

     - Tony Evnin, Ph.D., General Partner, Venrock Associates;

     - Vaughn Kailian, President and Chief Executive Officer, COR Therapeutics;

     - Ann Arvin, M.D., Professor, Stanford University School of Medicine;

     - Donald Kennedy, Ph.D., Professor and President emeritus, Stanford University and former FDA Commissioner;

     - Kevin Kinsella, Chief Executive Officer, Sequana;

     - Irwin Lerner, Chairman of the Board of Directors, Sequana;

     - Leighton Reed, M.D., Chief Executive Officer, Aviron, and former Chief Executive Officer, Affymax; and

     - John Walker, President and Chief Executive Officer, Arris.

     I hope that you will agree that this is an exceptionally strong and balanced board. We are particularly fortunate to have Brook Byers and Tony Evnin, two of the most successful and highly respected venture capitalists in the health care industry, agree to remain as directors. Vaughn Kailian, whose background includes many years at Marion Merrell Dow Inc., and Irwin Lerner, who served as chairman and Chief Executive Officer of Hoffmann-La Roche Inc., bring many years of experience in the pharmaceutical industry to the new Board of Directors. In addition, this Board will have the opportunity to tap the wealth of regulatory and clinical expertise of Donald Kennedy and Dr. Ann Arvin, both professors at Stanford University. Finally, we look forward to the contributions of Leighton Reed, formerly at Affymax and Affymetrix and currently at Aviron, and Kevin Kinsella, formerly a venture capitalist at Avalon Ventures and currently at Sequana, who have each participated in, and led several biotech companies to success. In short, we will have a highly qualified Board of Directors poised to help us establish AXYS as a leader in the biopharmaceutical industry.

     As you consider both this supplement and our proxy statement, I urge you to support our efforts to merge Sequana and Arris. Although some questions have been raised relative to valuation issues, you should know that the valuation decisions were made after extensive due diligence and analysis, including advice from Morgan Stanley, a global investment bank. If you compare the 30-day trailing averages of the stock of Arris and Sequana, the price we have offered to Sequana represents a 19.3 percent premium -- a premium well within the range of similar merger transactions. You should
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December 15, 1997
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also recall that the offer was made prior to the announcement by Sequana of a significant, $100+ million deal with Parke-Davis. The Parke-Davis collaboration recognizes many of the key functional genomics and gene identification technologies at Sequana and reconfirms the value and potential of Sequana's technologies that are reflected in the price offered by Arris.

     As we move forward to create AXYS -- a company that we believe will for the first time truly integrate gene finding techniques with those required to make drugs -- I hope you understand that the heart of our effort is in creating a new company, one with a market position unlike either of the companies we intend to merge. There are a host of opportunities before AXYS -- in terms of new collaborations, in terms of monetizing technologies, and last but not least, in terms of bringing new products to market. The Board of Directors and I urge you to vote "yes" to make this vision a reality.

     If you have not received a copy of the proxy statement, or if you have any questions, please feel free to contact me or our Investor Relations Department at 829-1000.

     Your vote is important to us. I thank you in advance for your support.

                                          Sincerely,

                                          /s/ John P. Walker
                                          ------------------------
                                          John P. Walker
                                          President
                                          Chief Executive Officer

     The merger of a subsidiary of Arris with and into Sequana is described more fully in the Joint Proxy Statement/Prospectus sent to Arris stockholders and the enclosed supplement. Arris stockholders should read the Joint Proxy Statement/Prospectus and supplement in their entirety before determining whether or not to vote in favor of the issuance of shares in connection with the Sequana transaction and the related proposals at the Arris Special Stockholders' Meeting. This letter contains forward-looking statements that involve risks and uncertainties. Arris' and Sequana's actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including those discussed in the Joint Proxy Statement/Prospectus and in the documents incorporated therein by reference. Such risk factors should be considered carefully by Arris stockholders in determining whether or not to vote in favor of the issuance of shares of Arris Common Stock in the merger and the related proposals.